EXHIBIT 5.1

Albemarle Corporation	November 24, 2014
Albemarle Holdings Corporation
Albemarle Holdings II Corporation
451 Florida Street
Baton Rouge, Louisiana 70801

Albemarle Corporation

$1,025,000,000
3.000% Senior Notes due 2019
4.150% Senior Notes due 2024
5.450% Senior Notes due 2044

Ladies and Gentlemen:

We have acted as counsel to Albemarle Corporation, a Virginia corporation (the “Albemarle”), Albemarle Holdings Corporation, a Delaware corporation (“Holdings”), and Albemarle Holdings II Corporation, a Delaware corporation (“Holdings II” and, together with Holdings, the “Guarantors”; the Guarantors together with Albemarle, the “Registrants”), in connection with the issuance and sale by Albemarle, subject to the terms and conditions set forth in the Underwriting Agreement, dated November 17, 2014 (the “Underwriting Agreement”), among Albemarle, the Guarantors and each of the Underwriters listed in Schedule 1 thereto of $250,000,000 aggregate principal amount of Albemarle’s 3.000% Senior Notes due 2019 (the “2019 Notes”), $425,000,000 aggregate principal amount of its 4.150% Senior Notes due 2024 (the “2024 Notes”) and $350,000,000 aggregate principal amount of its 5.450% Senior Notes due 2044 (the “2044 Notes” and, together with the 2019 Notes and the 2024 Notes, the “Notes”) pursuant to a Registration Statement on Form S-3ASR (File No. 333-199110) (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) to effect the registration of the Securities under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued as separate series from each other pursuant to an indenture dated as of January 20, 2005 (the “Base Indenture”), between Albemarle and U.S. Bank National Association as successor trustee to The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York) (the “Trustee”), as amended and supplemented from time to time and as further supplemented by the third supplemental indenture, dated as of November 24, 2014 (the “Supplemental Indenture” and, together with such other supplements from time to time and the Base Indenture, the “Indenture”), among Albemarle, the Guarantors and the Trustee. The Notes will be fully and unconditionally guaranteed by each of the Guarantors pursuant to the guarantees (collectively, the “Guarantees” and, together with the Notes, the “Securities”), as provided for in the Indenture.

In that connection, we have reviewed the originals, or copies identified to our satisfaction, of the Base Indenture, the Supplemental Indenture, the Registration Statement, the base prospectus, dated October 1, 2014 and forming a part of the Registration Statement (the “Base Prospectus”), the final prospectus supplement, dated November 17, 2014, relating to the Securities (the “Final Prospectus Supplement”) (the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, in the form first filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act , including the documents incorporated by reference therein, hereinafter collectively referred to as the “Prospectus”), the Officers’ Certificate dated November 24, 2014 delivered by Albemarle to the Trustee pursuant to Section 3.01 of the Indenture, the certificates of incorporation and by-laws of the Guarantors and such corporate records of the Registrants, certificates of public officials, officers of the Registrants and other persons, and other documents, agreements and instruments, as we have deemed necessary as a basis for the opinions expressed below.  In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies.  We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Registrants; that the Indenture and the Securities have been duly authorized by Albemarle and that the Indenture is the legal, valid and binding obligation of each party thereto, other than Albemarle and the Guarantors, enforceable against each such party in accordance with its terms.

Our opinions set forth below are limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. We note that Troutman Sanders LLP, special Virginia counsel to Albemarle, has furnished its opinions, dated the date hereof and filed as an exhibit to the Current Report on Form 8-K dated the date hereof filed by Albemarle, with respect to certain matters of Virginia law.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.  The Supplemental Indenture has been duly authorized by each of the Guarantors, duly executed and delivered by each of the Guarantors and, to the extent such execution and delivery is a matter of New York law, Albemarle, and the Indenture is the legal, valid and binding obligation of Albemarle and each of the Guarantors, enforceable against Albemarle and each of the Guarantors in accordance with its terms.

2.  The Securities have been duly authorized by each of the Guarantors and duly executed by Albemarle to the extent such execution is a matter of New York law and, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Securities will be legal, valid and binding obligations of Albemarle and each Guarantor enforceable against Albemarle and each Guarantor in accordance with their terms and entitled to the benefits of the Indenture.

The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers), and (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by Albemarle and incorporated by reference into the Registration Statement and to the use of our name in the Base Prospectus under the caption “Legal Matters” and in the Final Prospectus Supplement under the caption “Validity of Securities”, each constituting a part of such Registration Statement.   In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

LLJ/BDB/RDG
RE